Exhibit 21.1

Subsidiary	Jurisdiction of Organization	Trade Names
NBH Bank	Colorado	Bank Midwest; Community Banks of Colorado; Hillcrest Bank; NBH Capital Finance; Bank Midwest Mortgage; Community Banks Mortgage, a Division of NBH Bank; and Hillcrest Bank Mortgage
NBH Realty I, LLC	Missouri
NBH Realty II, LLC	Missouri